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FOR IMMEDIATE RELEASE


FRANCOIS PLAMONDON, PRESIDENT AND COO, TO LEAVE TOUCHTUNES

LAS VEGAS, NEVADA, December 24, 2001 - TouchTunes Music Corporation ("TouchTunes") (NASDAQ OTC BB: TTMC), the world's leading provider of interactive music-on-demand digital jukeboxes, announced today that, effective December 31, 2001, Mr. Francois Plamondon will no longer assume the responsibilities of President and Chief Operating Officer. Effective January 1, 2002, Mr. Tony Mastronardi, Chairman and Chief Executive Officer, will also assume the responsibilities of President.

Mr. Plamondon joined TouchTunes in December 1999 with a mandate to restructure the operations, develop processes, policies and procedures, and raise the capital needed to ensure TouchTunes' success. Mr. Mastronardi stated: "We are grateful that Mr. Plamondon's talent and imagination will continue to be available to TouchTunes as a special advisor on certain projects. We are very excited with the success of our new wall-mounted jukebox, the Maestro, and are convinced that the strong demand will continue and increase the company's profitability." Mr. Mastronardi added: "We want to thank Francois for successfully fulfilling his mandate and wish him well in all his future endeavors."

"TouchTunes has reduced significantly its expense level, including a reduction in headcount of more than 30% during the last six months. These measures have been taken to allow TouchTunes to reach profitability in early 2002 as well as to eliminate its cash burn. Through these cost reduction measures and better focus, I am convinced that TouchTunes will be successful. I am sad to leave such a great group of people, and the tremendous assets that have been built by Tony and the team over the years, but it is time to move on" said Plamondon.


ABOUT TOUCHTUNES

TouchTunes is involved in the digital distribution of music content to interactive, music-on-demand applications. The first such interactive, music-on-demand application is its digital jukebox.

TouchTunes is currently the leading provider of interactive, music-on-demand, digital-downloading jukeboxes to the coin-operated machine industry across the United States. TouchTunes is licensed by the vast majority of music rights owners including Music Labels, Publishers as well as with various artists and bands, which permit the secure transmission, storing and playing of digitized copies of music masters on TouchTunes' central database and throughout its network of digital jukeboxes. TouchTunes is traded on the NASDAQ OTC BULLETIN Board under the symbol TTMC. Copyright @ 2001 TouchTunes Music Corporation. All rights reserved.

IMPORTANT LEGAL INFORMATION

Certain statements made herein that are not historical are forward-looking within the meaning of the federal securities laws. The word "expects" and similar expressions are intended to identify


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forward-looking statements, but their absence does not mean that the statement is not forward-looking. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of TouchTunes to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, the factors described in TouchTunes' filings with the Securities and Exchange Commission. TouchTunes undertakes no obligation to update publicly any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


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HYPERLINKSource and information:

TouchTunes:
Matthew Carson
Tel.: (514) 762-6244
www.touchtunes.com
mcarson@touchtunes.com


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